Exhibit 10.23
Date:

__________________
Employee

RE: Retention Award

Dear ______________,

Intrepid recognizes all the hard work that you have demonstrated since joining Intrepid. To show our appreciation for your contributions and your continued commitment to the company, Intrepid is rewarding you with a cash retention award totaling $_______. Details of the award are described in this Letter Agreement.

Your award will vest and be paid to you in two installments: (1) on or around [date], in the amount of $_______, and (2) on or around _____________, in the amount of $_______, less all applicable withholdings and deductions authorized by you or required by law.

Payment is contingent on you satisfactorily performing your duties and remaining in continuous service with Intrepid or an affiliate from the date of this Letter Agreement through the applicable installment date (each, a “Vesting Date”). If your service with Intrepid ends for any reason before a Vesting Date, any unpaid portion of the award will be forfeited immediately.

Neither the offering of the retention award nor this Letter Agreement gives you the right to continued service with Intrepid or its affiliates in any capacity. You remain an employee at will and Intrepid and its affiliates reserve the right to terminate your service at any time and for any reason not prohibited by law. This Letter Agreement may not be amended or modified except in writing and must be executed by both parties.

To accept this Letter Agreement, please sign and date below and return this letter by ______________.

Your continued service and commitment to Intrepid is greatly appreciated and we look forward to the future with you as a part of our organization.

Sincerely,

______________________________
Erica Wyatt
Chief Human Resources Officer Officer

______________________________
Agreed to and accepted
[Employee]
[Employee Job Title]